Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 29, 2015 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for pension and postretirement benefits discussed in Note 1 and the change in composition of reportable segments discussed in Note 7, as to which the date is December 10, 2015 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Campbell Soup Company’s Current Report on Form 8-K dated December 10, 2015.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
December 10, 2015